Exhibit 99.1

    Nortia Capital Partners, Inc. Signs Definitive Agreement

ATLANTA, July 19, 2005 (BUSINESS WIRE) -- Nortia Capital Partners, Inc., (OTC:NCPN) is pleased to announce that it has entered into a definitive agreement to acquire a minority equity stake in Holley Communications Investment, Inc. (Holley Communications). The definitive agreement contains representations and warranties and terms and conditions customary for transactions of this nature and magnitude.

The proposed acquisition of Holley Communications will be effected through an acquisition by a wholly-owned subsidiary of Nortia, whereby the Nortia subsidiary will issue 28,500,000 shares of common stock, equivalent to 95% of Nortia subsidiary's issued and outstanding common stock, to Holley Communications Canada, Inc., the parent and sole shareholder of Holley
Communications, in exchange for all of the outstanding equity interest of Holley Communications. Following completion of the share exchange between Nortia subsidiary and Holley Communications Canada, Inc., Nortia will distribute substantially all of its shares in Nortia subsidiary to its stockholders.

Holley Communications is an experienced, market-oriented developer and provider of wireless communication products including handsets and solutions, as well as terminal and system devices. Holley Communications currently focuses on the Chinese mobile telecommunications market. With a population of 1.3 billion, and 325 million mobile subscribers as of October 2004, Holly believes there is substantial continued market growth potential in China, particularly for the mass market at the bottom of the pyramid of addressable subscribers. According to the China Ministry of Information Industry, the number of mobile subscribers in China is projected to reach 398 million, 475 million, 544 million, 608 million, 669 million, and 730 million during the years between 2005 and 2010. The vast mobile wireless market in China provides ample and continued opportunities for cost-effective growth in mobile terminals, low cost handsets, and wireless telemetry modules. The continued rapid growth in wireless subscribers and the advent of 3G mobile services will drive increasing demand for optimized and differentiated mobile solutions of WCDMA, TD-SCDMA and CDMA2000. With core TD-SCDMA technology and state-of-the-art software modules such as push-to-talk, Holley Communications is in a unique position to offer a portfolio of module and handset products. Holley Communications is known as one of the founding members of TD-SCDMA Industry Alliance, which marked the entering of fast development phase of TD-SCDMA standard.

William J. Bosso, Chief Executive Officer of Nortia, commented, "We are very pleased with the progress that has been made in our association with Holley Communications. The signing of this Definitive Agreement is a major mile-stone with regards executing the business and financing goals of Holley Communications. As stated in an earlier press release, we continue to believe that the management of Holley Communications has developed a strategic business model for future growth within its market sector. We are pleased to be in a position to assist Holley Communications with its growth endeavors by providing its management with capital and advisory services in the areas of Corporate Finance and Capital Markets assistance."

About Holley Communications Investment, Inc.

Holley Communications states that, for its 2004 fiscal year, it sales were approximately $21.8 million, with an EBITDA of approximately $265 thousand and that it is on track to reach its


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budgeted goals for 2005 of $94 million  in sales and $6.1 million
in  EBITDA.   The  financial statements for Holley Communications
are in the process of being audited and such audit is a condition of closing.

Holley Communications is a subsidiary of Holley Communications Canada, Inc., a privately owned holding company with operations world wide. Holley Communications Canada, Inc. achieved sales of over one billion dollars for the year ending 2004.

About Nortia Capital Partners, Inc.

Nortia Capital Partners, Inc. is an Atlanta-based merchant banking firm that operates as a Business Development Company, pursuant to Section 54 of the Investment Company Act of 1940. Nortia was established to provide capital and advisory services for management buyouts, recapitalizations, and the growth and capital needs of emerging growth companies. Nortia intends to make yearly distributions to its shareholders of at least 90% of its taxable investment income defined as net investment income from interest, dividends and net short term capital gains. Additional information can be found by visiting its website at www.nortiacapital.com.
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Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors relating to its investee companies and inadequate capital, competition, loss of key executives, and other economic factors related to its own operations. Nortia assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SOURCE: Nortia Capital Partners, Inc.

CONTACT:  Nortia Capital Partners Inc., Atlanta
          William J. Bosso, 770-777-6795
          wbosso@nortiacapital.com
          www.nortiacapital.com
          ---------------------
          or
          Investors:
          Friedland Capital Inc.
          Dara Podber-Albright, 201-420-7437
          dara@friedlandcapital.com
          www.friedlandcapital.com
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